Exhibit 99.1

Takeda and Seattle Genetics Announce Positive Data from Phase 3 ALCANZA Clinical Trial of ADCETRIS® (Brentuximab Vedotin) for CD30-Expressing Cutaneous T-Cell Lymphoma

-Randomized Phase 3 Clinical Trial with ADCETRIS Met Primary Endpoint, Demonstrating Highly Statistically Significant Improvement in Rate of Objective Response Lasting at Least Four Months-

-Abstract to be Submitted to ASH for Presentation at the 2016 Annual Meeting-

BOTHELL, Wash., CAMBRIDGE, Mass. and OSAKA, Japan, August 1, 2016 – Takeda Pharmaceutical Company Limited (TSE:4502) and Seattle Genetics, Inc. (NASDAQ: SGEN) today announced that the Phase 3 ALCANZA clinical trial evaluating ADCETRIS (brentuximab vedotin) in patients with cutaneous T-cell lymphoma (CTCL) met its primary endpoint, demonstrating a highly statistically significant improvement in the rate of objective response lasting at least four months (ORR4). This randomized trial, which received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) and scientific advice from the European Medicines Agency (EMA), compared the use of single-agent ADCETRIS to a control arm of investigator’s choice of standard therapies, methotrexate or bexarotene, in 131 patients with CD30-expressing CTCL who received prior systemic or radiation therapy. ADCETRIS is an antibody-drug conjugate (ADC) directed to CD30 which is expressed on skin lesions in approximately 50 percent of patients with CTCL. ADCETRIS is currently not approved for the treatment of CTCL.

The results of the ALCANZA trial demonstrated that treatment with ADCETRIS resulted in a highly statistically significant improvement in the ORR4 versus the control arm as assessed by an independent review committee (p-value <0.0001). The ORR4 was 56.3 percent in the ADCETRIS arm compared to 12.5 percent in the control arm. The key secondary endpoints specified in the protocol, including complete response rate, progression-free survival and reduction in the burden of symptoms during treatment, were all highly statistically significant in favor of the ADCETRIS arm. The safety profile associated with ADCETRIS from the ALCANZA trial was generally consistent with the existing prescribing information.

An abstract will be submitted for data presentation at the American Society of Hematology (ASH) annual meeting, December 3-6, 2016, in San Diego, California.

“These remarkable, clinically meaningful results from the completed ALCANZA trial represent an important milestone for the ADCETRIS program. If this new indication is approved by regulatory authorities, ADCETRIS may offer a novel treatment option for CTCL patients,” said Dirk Huebner, M.D., Executive Medical Director, Oncology Therapeutic Area Unit, Takeda Pharmaceutical Company. “We are excited by the data, which showed a significant improvement in the primary endpoint of ORR4 and all key secondary endpoints, along with a manageable safety profile. This outcome further establishes our commitment to patients living with CD30-expressing disease, and we look forward to sharing these data with regulatory authorities globally.”

“Cutaneous T-cell lymphoma is a debilitating, disfiguring and painful disease, and there is a significant need for additional effective treatment options with meaningful durable responses. This is the first Phase 3 randomized trial in CTCL versus an active control to read out, and we are thrilled to have successfully demonstrated the positive impact of using ADCETRIS for patients enrolled in this study,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We anticipate reporting more complete ALCANZA data at the ASH annual meeting in December and intend to submit a supplemental Biologics License Application to the FDA in the first half of 2017 for approval in this setting.”

Phase 3 ALCANZA Clinical Trial Design

The ALCANZA trial is a randomized, open-label Phase 3 study designed to evaluate single-agent ADCETRIS versus a control arm of investigator’s choice of standard therapies, methotrexate or bexarotene, in patients with CD30-expressing CTCL, including those with primary cutaneous anaplastic large cell lymphoma (pcALCL) or mycosis fungoides (MF). The primary endpoint is ORR4 as assessed by Global Response Score in the ADCETRIS arm compared to the control arm. Key secondary endpoints are complete response rate, progression-free survival and reduction in the burden of symptoms during treatment. The clinical trial enrolled 131 patients at 50 sites globally. Patients with pcALCL must have received at least one prior systemic or radiation therapy and patients with MF must have received at least one prior systemic therapy. Patients received ADCETRIS every three weeks versus investigator’s choice for up to approximately one year. This international multi-center trial has been conducted in North and South America, Europe and Australia under operational responsibility of Takeda Pharmaceuticals.

ADCETRIS received orphan drug designation from the FDA for the treatment of MF, which is the most common type of CTCL. ADCETRIS also received orphan drug designation from the European Commission for CTCL, including subtypes pcALCL and MF.

Please see Important Safety Information at the end of this press release.

About CTCL

Lymphoma is a general term for a group of cancers that originate in the lymphatic system. There are two major categories of lymphoma: Hodgkin lymphoma and non-Hodgkin lymphoma. Cutaneous lymphomas are a category of non-Hodgkin lymphoma that primarily involve the skin. According to the Cutaneous Lymphoma Foundation, CTCL is the most common type of cutaneous lymphoma and typically presents with red, scaly patches or thickened plaques of skin that often mimic eczema or chronic dermatitis. Progression from limited skin involvement may be accompanied by tumor formation, ulceration and exfoliation, complicated by itching and infections. Advanced stages are defined by involvement of lymph nodes, peripheral blood and internal organs. According to published literature, CD30 is expressed on skin lesions in approximately 50 percent of CTCL patients.

The standard treatment for systemically pretreated CTCL includes skin-directed therapies, radiation and systemic therapies. The systemic therapies currently approved for treatment have demonstrated 30 to 45 percent objective response rates, with low complete response rates.

About ADCETRIS

ADCETRIS is being evaluated broadly in more than 70 ongoing clinical trials, including two Phase 3 studies, ECHELON-1 in frontline classical Hodgkin lymphoma and ECHELON-2 in frontline mature T-cell lymphomas, as well as trials in many additional types of CD30-expressing malignancies, including B-cell lymphomas.

ADCETRIS is an ADC comprising an anti-CD30 monoclonal antibody attached by a protease-cleavable linker to a microtubule disrupting agent, monomethyl auristatin E (MMAE), utilizing Seattle Genetics’ proprietary technology. The ADC employs a linker system that is designed to be stable in the bloodstream but to release MMAE upon internalization into CD30-expressing tumor cells.

ADCETRIS for intravenous injection has received approval from the FDA for three indications: (1) regular approval for the treatment of patients with classical Hodgkin lymphoma after failure of autologous hematopoietic stem cell transplantation (auto-HSCT) or after failure of at least two prior multi-agent chemotherapy regimens in patients who are not auto-HSCT candidates, (2) regular approval for the treatment of classical Hodgkin lymphoma patients at high risk of relapse or progression as post-auto-HSCT consolidation, and (3) accelerated approval for the treatment of patients with systemic anaplastic large cell lymphoma (sALCL) after failure of at least one prior multi-agent chemotherapy regimen. The sALCL indication is approved under accelerated approval based on overall response rate. Continued approval for the sALCL indication may be contingent upon verification and description of clinical benefit in confirmatory trials. Health Canada granted ADCETRIS approval with conditions for relapsed or refractory Hodgkin lymphoma and sALCL.

ADCETRIS was granted conditional marketing authorization by the European Commission in October 2012 for two indications: (1) for the treatment of adult patients with relapsed or refractory CD30-positive Hodgkin lymphoma following autologous stem cell transplant (ASCT), or following at least two prior therapies when ASCT or multi-agent chemotherapy is not a treatment option, and (2) the treatment of adult patients with relapsed or refractory sALCL. ADCETRIS has received marketing authorization by regulatory authorities in more than 60 countries for relapsed or refractory Hodgkin lymphoma and sALCL. In June 2016, the European Commission extended the current conditional marketing authorization of ADCETRIS and approved ADCETRIS for the treatment of adult patients with CD30+ Hodgkin lymphoma at increased risk of relapse or progression following ASCT. See important safety information below.

Seattle Genetics and Takeda are jointly developing ADCETRIS. Under the terms of the collaboration agreement, Seattle Genetics has U.S. and Canadian commercialization rights and Takeda has rights to commercialize ADCETRIS in the rest of the world. Seattle Genetics and Takeda are funding joint development costs for ADCETRIS on a 50:50 basis, except in Japan where Takeda is solely responsible for development costs.

About Takeda

Takeda Pharmaceutical Company Limited is a global, R&D-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its research efforts on oncology, gastroenterology and central nervous system therapeutic areas. It also has specific development programs in specialty cardiovascular diseases as well as late-stage candidates for vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. New innovative products, especially in oncology and gastroenterology, as well as its presence in emerging markets, fuel the growth of Takeda. More than 30,000 Takeda employees are committed to improving quality of life for patients, working with our partners in health care in more than 70 countries. For more information, visit http://www.takeda.com/news.

Additional information about Takeda is available through its corporate website, www.takeda.com, and additional information about Takeda Oncology, the brand for the global oncology business unit of Takeda Pharmaceutical Company Limited, is available through its website, www.takedaoncology.com.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 65 countries for relapsed classical Hodgkin lymphoma and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a Phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics is developing a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com

ADCETRIS (brentuximab vedotin) U.S. Important Safety Information

BOXED WARNING

Progressive multifocal leukoencephalopathy (PML): JC virus infection resulting in PML and death can occur in patients receiving ADCETRIS.

Contraindication

ADCETRIS is contraindicated with concomitant bleomycin due to pulmonary toxicity (e.g., interstitial infiltration and/or inflammation).

Warnings and Precautions

•	Peripheral neuropathy (PN): ADCETRIS treatment causes a PN that is predominantly sensory. Cases of motor PN have also been reported. ADCETRIS-induced PN is cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness and institute dose modifications accordingly.

•	Anaphylaxis and infusion reactions: Infusion-related reactions, including anaphylaxis, have occurred with ADCETRIS. Monitor patients during infusion. If an infusion-related reaction occurs, interrupt the infusion and institute appropriate medical management. If anaphylaxis occurs, immediately and permanently discontinue the infusion and administer appropriate medical therapy. Patients who experienced a prior infusion-related reaction should be premedicated for subsequent infusions. Premedication may include acetaminophen, an antihistamine, and a corticosteroid.

•	Hematologic toxicities: Prolonged (>1 week) severe neutropenia and Grade 3 or 4 thrombocytopenia or anemia can occur with ADCETRIS. Febrile neutropenia has been reported with ADCETRIS. Monitor complete blood counts prior to each dose of ADCETRIS and consider more frequent monitoring for patients with Grade 3 or 4 neutropenia. Monitor patients for fever. If Grade 3 or 4 neutropenia develops, consider dose delays, reductions, discontinuation, or G-CSF prophylaxis with subsequent doses.

•	Serious infections and opportunistic infections: Infections such as pneumonia, bacteremia, and sepsis or septic shock (including fatal outcomes) have been reported in patients treated with ADCETRIS. Closely monitor patients during treatment for the emergence of possible bacterial, fungal or viral infections.

•	Tumor lysis syndrome: Closely monitor patients with rapidly proliferating tumor and high tumor burden.

•	Increased toxicity in the presence of severe renal impairment: The frequency of >Grade 3 adverse reactions and deaths was greater in patients with severe renal impairment compared to patients with normal renal function. Avoid the use of ADCETRIS in patients with severe renal impairment.

•	Increased toxicity in the presence of moderate or severe hepatic impairment: The frequency of >Grade 3 adverse reactions and deaths was greater in patients with moderate or severe hepatic impairment compared to patients with normal hepatic function. Avoid the use of ADCETRIS in patients with moderate or severe hepatic impairment.

•	Hepatotoxicity: Serious cases of hepatotoxicity, including fatal outcomes, have occurred with ADCETRIS. Cases were consistent with hepatocellular injury, including elevations of transaminases and/or bilirubin, and occurred after the first dose of ADCETRIS or rechallenge. Preexisting liver disease, elevated baseline liver enzymes, and concomitant medications may also increase the risk.

•	Monitor liver enzymes and bilirubin. Patients experiencing new, worsening, or recurrent hepatotoxicity may require a delay, change in dose, or discontinuation of ADCETRIS.

•	Progressive multifocal leukoencephalopathy (PML): JC virus infection resulting in PML and death has been reported in ADCETRIS-treated patients. First onset of symptoms occurred at various times from initiation of ADCETRIS therapy, with some cases occurring within 3 months of initial exposure. In addition to ADCETRIS therapy, other possible contributory factors include prior therapies and underlying disease that may cause immunosuppression. Consider the diagnosis of PML in any patient presenting with new-onset signs and symptoms of central nervous system abnormalities. Hold ADCETRIS if PML is suspected and discontinue ADCETRIS if PML is confirmed.

•	Pulmonary toxicity

Events of noninfectious pulmonary toxicity including pneumonitis, interstitial lung disease, and acute respiratory distress syndrome, some with fatal outcomes, have been reported. Monitor patients for signs and symptoms of pulmonary toxicity, including cough and dyspnea. In the event of new or worsening pulmonary symptoms, hold ADCETRIS dosing during evaluation and until symptomatic improvement.

•	Serious dermatologic reactions: Stevens-Johnson syndrome (SJS) and toxic epidermal necrolysis (TEN), including fatal outcomes, have been reported with ADCETRIS. If SJS or TEN occurs, discontinue ADCETRIS and administer appropriate medical therapy.

•	Gastrointestinal (GI) complications: Fatal and serious GI complications, including perforation, hemorrhage, erosion, ulcer, intestinal obstruction, enterocolitis, neutropenic colitis, and ileus have been reported in ADCETRIS-treated patients. Lymphoma with preexisting GI involvement may increase the risk of perforation. In the event of new or worsening GI symptoms, perform a prompt diagnostic evaluation and treat appropriately.

•	Embryo-fetal toxicity: Based on the mechanism of action and findings in animals, ADCETRIS can cause fetal harm when administered to a pregnant woman. Females of reproductive potential should avoid pregnancy during ADCETRIS treatment and for at least 6 months after the final dose of ADCETRIS.

Adverse Reactions

In two uncontrolled single-arm trials of ADCETRIS as monotherapy in 160 patients with relapsed classical HL and sALCL, the most common adverse reactions (>20%), regardless of causality, were: neutropenia, peripheral sensory neuropathy, fatigue, nausea, anemia, upper respiratory tract infection, diarrhea, pyrexia, rash, thrombocytopenia, cough and vomiting.

In a placebo-controlled trial of ADCETRIS in 329 patients with classical HL at high risk of relapse or progression post-auto-HSCT, the most common adverse reactions (>20%) in the ADCETRIS-treatment arm (167 patients), regardless of causality, were: neutropenia, peripheral sensory neuropathy, thrombocytopenia, anemia, upper respiratory tract infection, fatigue, peripheral motor neuropathy, nausea, cough, and diarrhea.

Drug Interactions

Concomitant use of strong CYP3A4 inhibitors or inducers, or P-gp inhibitors, has the potential to affect the exposure to monomethyl auristatin E (MMAE).

Use in Specific Populations

MMAE exposure and adverse reactions are increased in patients with moderate or severe hepatic impairment or severe renal impairment. Avoid use.

Advise females of reproductive potential to avoid pregnancy during ADCETRIS treatment and for at least 6 months after the final dose of ADCETRIS.

Advise males with female sexual partners of reproductive potential to use effective contraception during ADCETRIS treatment and for at least 6 months after the final dose of ADCETRIS.

Advise patients to report pregnancy immediately and avoid breastfeeding while receiving ADCETRIS.

For additional Important Safety Information, including Boxed WARNING, please see the full Prescribing Information for ADCETRIS at www.seattlegenetics.com or www.ADCETRIS.com.

ADCETRIS (brentuximab vedotin) Global Important Safety Information

Active Ingredient: brentuximab vedotin

Please refer to Summary of Product Characteristics (SmPC) before prescribing.

INDICATIONS

ADCETRIS® is indicated for the treatment of adult patients with relapsed or refractory CD30+ Hodgkin lymphoma (HL):

1. following autologous stem cell transplant (ASCT) or

2. following at least two prior therapies when ASCT or multi-agent chemotherapy is not a treatment option.

ADCETRIS is indicated for the treatment of adult patients with CD30+ HL at increased risk of relapse or progression following ASCT.

ADCETRIS is indicated for the treatment of adult patients with relapsed or refractory systemic anaplastic large cell lymphoma (sALCL).

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

ADCETRIS is contraindicated for patients with hypersensitivity to brentuximab vedotin and its excipients. In addition, combined use of ADCETRIS with bleomycin is contraindicated as it causes pulmonary toxicity.

SPECIAL WARNINGS & PRECAUTIONS

Progressive multifocal leukoencephalopathy (PML): John Cunningham virus (JCV) reactivation resulting in PML and death can occur in patients treated with ADCETRIS. PML has been reported in patients who received ADCETRIS after receiving multiple prior chemotherapy regimens.

Patients should be closely monitored for new or worsening neurological, cognitive, or behavioral signs or symptoms, which may be suggestive of PML. Suggested evaluation of PML includes neurology consultation, gadolinium-enhanced magnetic resonance imaging of the brain, and cerebrospinal fluid analysis for JCV DNA by polymerase chain reaction or a brain biopsy with evidence of JCV. ADCETRIS dosing should be held for any suspected case of PML and should be permanently discontinued if a diagnosis of PML is confirmed.

Pancreatitis: Acute pancreatitis has been observed in patients treated with ADCETRIS. Fatal outcomes have been reported. Patients should be closely monitored for new or worsening abdominal pain, which may be suggestive of acute pancreatitis. Patient evaluation may include physical examination, laboratory evaluation for serum amylase and serum lipase, and abdominal imaging, such as ultrasound and other appropriate diagnostic measures. ADCETRIS should be held for any suspected case of acute pancreatitis. ADCETRIS should be discontinued if a diagnosis of acute pancreatitis is confirmed.

Pulmonary Toxicity: Cases of pulmonary toxicity, some with fatal outcomes, have been reported in patients receiving ADCETRIS. Although a causal association with ADCETRIS has not been established, the risk of pulmonary toxicity cannot be ruled out. New or worsening pulmonary symptoms should be promptly evaluated and treated appropriately.

Serious infections and opportunistic infections: Serious infections such as pneumonia, staphylococcal bacteremia, sepsis/septic shock (including fatal outcomes), and herpes zoster, and opportunistic infections such as Pneumocystis jiroveci pneumonia and oral candidiasis have been reported in patients treated with ADCETRIS. Patients should be carefully monitored during treatment for emergence of possible serious and opportunistic infections.

Infusion-related reactions (IRR): Immediate and delayed IRR, as well as anaphylaxis, have occurred with ADCETRIS. Patients should be carefully monitored during and after an infusion. If anaphylaxis occurs, administration of ADCETRIS should be immediately and permanently discontinued and appropriate medical therapy should be administered. If an IRR occurs, the infusion should be interrupted and appropriate medical management instituted. The infusion may be restarted at a slower rate after symptom resolution. Patients who have experienced a prior IRR should be premedicated for subsequent infusions. IRRs are more frequent and more severe in patients with antibodies to ADCETRIS.

Tumor lysis syndrome (TLS): TLS has been reported with ADCETRIS. Patients with rapidly proliferating tumor and high tumor burden are at risk of TLS. These patients should be monitored closely and managed according to best medical practice.

Peripheral neuropathy (PN): ADCETRIS treatment may cause PN, both sensory and motor. ADCETRIS-induced PN is typically cumulative and reversible in most cases. Patients should be monitored for symptoms of PN, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain, or weakness. Patients experiencing new or worsening PN may require a delay and a dose reduction or discontinuation of ADCETRIS.

Hematological toxicities: Grade 3 or Grade 4 anemia, thrombocytopenia, and prolonged (equal to or greater than one week) Grade 3 or Grade 4 neutropenia can occur with ADCETRIS. Complete blood counts should be monitored prior to administration of each dose.

Febrile neutropenia: Febrile neutropenia has been reported. Patients should be monitored closely for fever and managed according to best medical practice if febrile neutropenia develops.

Stevens-Johnson syndrome (SJS): SJS and toxic epidermal necrolysis (TEN) have been reported with ADCETRIS. Fatal outcomes have been reported. If SJS or TEN occurs, treatment with ADCETRIS should be discontinued and appropriate medical therapy should be administered.

Gastrointestinal (GI) Complications: GI complications, some with fatal outcomes, including intestinal obstruction, ileus, enterocolitis, neutropenic colitis, erosion, ulcer, perforation and haemorragh, have been reported. New or worsening GI symptoms should be promptly evaluated and treated appropriately.

Hepatotoxicity: Elevations in alanine aminotransferase (ALT) and aspartate aminotransferase (AST) have been reported. Serious cases of hepatotoxicity, including fatal outcomes, have also occurred. Liver function should be tested prior to treatment initiation and routinely monitored in patients receiving ADCETRIS. Patients experiencing hepatotoxicity may require a delay, dose modification, or discontinuation of ADCETRIS.

Hyperglycemia: Hyperglycemia has been reported during trials in patients with an elevated body mass index (BMI) with or without a history of diabetes mellitus. However, any patient who experiences an event of hyperglycemia should have their serum glucose closely monitored. Anti-diabetic treatment should be administered as appropriate.

Renal and Hepatic Impairment: There is limited experience in patients with renal and hepatic impairment. Available data indicate that MMAE clearance might be affected by severe renal impairment, hepatic impairment, and by low serum albumin concentrations. The recommended starting dose in patients with hepatic impairment or severe renal impairment is 1.2 mg/kg administered as an intravenous infusion over 30 minutes every 3 weeks. Patients with renal or hepatic impairment should be closely monitored for adverse events.

Sodium content in excipients: This medicinal product contains a maximum of 2.1 mmol (or 47 mg) of sodium per dose. To be taken into consideration for patients on a controlled sodium diet.

INTERACTIONS

Patients who are receiving a strong CYP3A4 and P-gp inhibitor, concomitantly with ADCETRIS may have an increased risk of neutropenia and should be closely monitored. Co-administration of ADCETRIS with a CYP3A4 inducer did not alter the plasma exposure of ADCETRIS but it appeared to reduce plasma concentrations of MMAE metabolites that could be assayed. ADCETRIS is not expected to alter the exposure to drugs that are metabolized by CYP3A4 enzymes.

PREGNANCY: Women of childbearing potential should be using two methods of effective contraception during treatment with ADCETRIS and until 6 months after treatment. There are no data from the use of ADCETRIS in pregnant women, although studies in animals have shown reproductive toxicity. ADCETRIS should not be used during pregnancy unless the benefit to the mother outweighs the potential risks to the fetus. If a pregnant woman needs to be treated, she should be clearly advised on the potential risk to the fetus.

LACTATION (breast-feeding): There are no data as to whether ADCETRIS or its metabolites are excreted in human milk, therefore a risk to the newborn/infant cannot be excluded. With the potential risk, a decision should be made whether to discontinue breast-feeding or discontinue/abstain from therapy with ADCETRIS.

FERTILITY: In nonclinical studies, ADCETRIS treatment has resulted in testicular toxicity, and may alter male fertility. Men being treated with this medicine are advised not to father a child during treatment and for up to 6 months following the last dose.

ADVERSE REACTIONS

Serious adverse drug reactions were: pneumonia, acute respiratory distress syndrome, headache, neutropenia, thrombocytopenia, constipation, diarrhea, vomiting, nausea, pyrexia, peripheral motor neuropathy, peripheral sensory neuropathy, hyperglycemia, demyelinating polyneuropathy, tumor lysis syndrome, and Stevens-Johnson syndrome.

In the clinical studies of ADCETRIS, adverse reactions defined as very common (>1/10) were: infection, upper respiratory tract infection, neutropenia, PN (sensory and motor), cough, dyspneoa, diarrhea, nausea, vomiting, constipation, abdominal pain, alopecia, pruritus, myalgia, arthralgia, fatigue, chills, pyrexia, infusion-related reactions and weight decreased. Adverse reactions defined as common (>1/100 to <1/10) were: Sepsis/septic shock, herpes zoster, pneumonia, herpes simplex, anemia, thrombocytopenia, hyperglycemia, dizziness, demyelinating polyneuropathy, ALT/AST increased, rash, and back pain.

Forward Looking Statements for Seattle Genetics

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential of ADCETRIS (brentuximab vedotin), anticipated publication of data from ALCANZA and plans for submission for supplemental regulatory approval to and obtaining regulatory approval from the FDA and other regulatory authorities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include safety and/or efficacy results of the ALCANZA trial in cutaneous T-cell lymphoma that will not be sufficient for publication or to gain marketing approval in the United States or any other country, that we will be required to amend our submission for marketing approval or that such submission will be refused or delayed. In addition, our regulatory plans may change as a result of consultation with the FDA or other regulatory authorities. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Seattle Genetics

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Takeda

Media:

Sara Noonan

(617) 551-3683

sara.noonan@takeda.com